Exhibit 10.4

EmPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of [●], 2025 (the “Effective Date”), by and between Commercial Bank, a Tennessee state-chartered bank (“Bank”), and Richard C. Sprinkle, Jr., a resident of the State of Tennessee (“Executive”). Bank and Executive are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”

R E C I T A L S

A.  Executive is currently employed as Executive Vice President, Chief Credit Officer of Bank.

B.  Bank and Executive desire to enter into this Agreement to provide for Executive’s continued employment with Bank upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the premises set forth above and the mutual agreements hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged by the Parties, effective as of the Effective Date, the Parties agree as follows:

1.  Definitions. When used in this Agreement, the following terms and their variant forms shall have the stated meanings.

(a)  “Affiliate” shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of an entity.

(b)  “Board” shall mean the board of directors of Bank and, where appropriate, any committees or other designees thereof.

(c)  “Business of Employer” shall mean any business conducted from time to time by Bank or any Affiliate of Bank, including without limitation the business of commercial, retail, consumer, and mortgage banking.

(d)  “Cause” shall mean, in the context of the termination of Executive’s employment by Bank:

(i)  fraud, embezzlement, misappropriation, theft, or dishonesty by Executive in the course of Executive’s employment with Bank;

(ii)  a material violation by Executive of any written policy or code, including without limitation any code of ethics or conduct, of Bank or any Affiliate of Bank which, if susceptible to cure, is not cured by Executive within 20 days after notice to Executive of such violation;

(iii)  willful misconduct, gross negligence, or gross neglect by Executive in the course of Executive’s employment with Bank;

(iv)  a breach by Executive of any fiduciary duty of Executive to Bank or the shareholder(s) of Bank;

(v)  a breach by Executive of this Agreement which, if susceptible to cure, is not cured by Executive within 20 days after notice to Executive of such breach;

(vi)  the conviction of Executive of, or a plea by Executive of nolo contendere to, a felony, or a misdemeanor involving moral turpitude, or the actual incarceration of Executive;

(vii)  conduct or behavior by Executive that the Chief Executive Officer of Bank in good faith determines has materially harmed or reasonably could be expected to materially harm the business or reputation of Bank or any Affiliate of Bank; or

(viii)  the initiation by any regulatory agency or authority of a regulatory or enforcement action against Executive, or the removal of Executive from office or permanent prohibition of Executive from participating in the affairs of Bank or any Affiliate of Bank by the Tennessee Department of Financial Institutions or by an order issued under Section 8(e) or 8(g) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e) or (g)).

For the avoidance of doubt, the termination of Executive’s employment due to or in connection with the expiration of the Term, or due to Disability, will not constitute termination of Executive’s employment by Bank without Cause.

(e)  “Change in Control” shall mean:

(i)  the consummation of a share exchange, merger, reorganization, consolidation, or other similar corporate transaction immediately after which less than a majority of the combined voting power of the outstanding securities of Company, or the successor entity in such transaction, entitled to vote generally in the election of directors of Company, or such successor entity, is held, in the aggregate, by the holders of the securities of Company entitled to vote generally in the election of directors of Company immediately prior to such transaction;

(ii)  any Exchange Act Person becomes the “beneficial owner” (determined in accordance with Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Company representing more than 50% of the combined voting power of the outstanding securities of Company entitled to vote generally in the election of directors of Company; provided, however, that for purposes of this clause (ii), the acquisition of additional securities by any one person who is considered to own securities of Company representing more than 50% of the combined voting power of the outstanding securities of Company entitled to vote generally in the election of directors of Company will not be considered a Change in Control;

(iii)  the consummation by Company, during any period of 12 consecutive months, of the sale or other disposition, to an unaffiliated third party, of assets of Company or any Affiliate of Company that have a total gross fair market value equal to or more than 80% of the gross fair market value of the total consolidated assets of Company (expressly excluding, for the avoidance of doubt, any pledge by Company or any Affiliate of Company of securities or other assets to secure indebtedness or for other general corporate or commercial purposes); or

(iv)  the replacement, during any period of 12 consecutive months, of a majority of the members of the Company Board with directors whose appointment or election is not endorsed by a majority of the members of the Company Board before the date of appointment or election.

(f)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)  “Company” shall mean Commercial Bancgroup, Inc., a Tennessee corporation.

(h)  “Company Board” shall mean the board of directors of Company and, where appropriate, any committees or other designees thereof.

(i)  “Competing Business” shall mean any person (other than Bank and its Affiliates) that is conducting any business that is the same as or substantially similar to the Business of Employer.

(j)  “Confidential Information” shall mean all information not generally available to and known by the public, whether spoken, printed, electronic, or in any other form or medium, relating to the business, practices, policies, plans, prospects, operations, results of operations, financial condition or results, strategies, know-how, patents, trade secrets, inventions, intellectual property, records, suppliers, vendors, customers, clients, products, services, employees, independent contractors, personnel, systems, or internal controls of Bank or any Affiliate of Bank, or of any other person that has entrusted information to Bank or any Affiliate of Bank in confidence, as well as any other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and under the circumstances in which the information is known or used. The term “Confidential Information” shall include information developed by Executive in the course of Executive’s employment with Bank as if Bank furnished such information to Executive in the first instance. The term “Confidential Information” shall not include information that, through no fault of Executive or person(s) acting in concert with Executive or on Executive’s behalf, is generally available to and known by the public at the time of disclosure to Executive or thereafter becomes generally available to and known by the public.

(k)  “Disability” shall mean the inability of Executive to perform the essential functions of Executive’s employment with Bank, even with Bank’s reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(l)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m)  “Exchange Act Person” means any natural person, entity, or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) Company or any Subsidiary of Company, (ii) any employee benefit plan of Company or any Subsidiary of Company or any trustee or other fiduciary holding securities under an employee benefit plan of Company or any Subsidiary of Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity owned, directly or indirectly, by the shareholders of Company in substantially the same proportions as their ownership of securities of Company, or (v) any natural person, entity, or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of Company representing more than 50% of the combined voting power of Company’s then outstanding securities.

(n)  “Good Reason” shall mean, in the context of the termination of Executive’s employment by Executive, any of the following events without Executive’s written consent:

(i)  a material diminution in Executive’s authority, duties, and responsibilities, as compared to Executive’s authority, duties, and responsibilities as of the Effective Date;

(ii)  a material reduction in Executive’s Base Salary;

(iii)  a change in the location of Executive’s primary office that requires Executive to regularly physically report to an office located 50 miles or more from the location of Executive’s primary office as of the Effective Date; or

(iv)  a material breach of this Agreement by Bank.

In order for Good Reason to exist, prior to Executive terminating Executive’s employment for Good Reason, (A) Executive shall give notice to Bank (or its successor) of the existence of Good Reason for termination, which notice must be given by Executive to Bank (or its successor) within 60 days of the initial existence of the circumstance(s) or event(s) giving rise to Good Reason for termination and shall state with reasonable detail the circumstance(s) or event(s) giving rise to Good Reason for termination, (B) Bank (or its successor) shall have 30 days from the effective date of such notice to remedy the circumstance(s) or event(s) giving rise to Good Reason for termination, and (C) the circumstance(s) or event(s) giving rise to Good Reason for termination must go unremedied by Bank (or its successor). Additionally, Executive’s employment must be terminated by Executive for Good Reason within the 12-month period immediately following the initial existence of the circumstance(s) or event(s) giving rise to Good Reason for termination.

(o)  “Post-Termination Period” shall mean a period of 12 months (subject to extension as set forth in Section 8(f)) following the date of termination of Executive’s employment.

(p)  “Restricted Area” shall mean a radius of 50 miles from each and any banking office (whether a main office, branch office, or loan or deposit production office) operated by Bank as of the last day of Executive’s employment with Bank.

(q)  “Separation from Service” shall have the meaning set forth in, and whether Executive has experienced a Separation from Service shall be determined by Bank in accordance with, Treasury Regulations § 1.409A-1(h).

(r)  “Subsidiary” shall mean any entity (other than Company) in an unbroken chain of entities beginning with Company if each of the entities other than the last entity in the unbroken chain owns securities possessing 50% or more of the total combined voting power of all outstanding securities of one of the other entities in such chain.

2.  Executive Duties.

(a)  Position; Reporting. Executive shall be employed as Executive Vice President, Chief Credit Officer of Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to Executive from time to time in connection with the conduct of the Business of Employer. The duties and responsibilities of Executive shall be commensurate with those of individuals holding similar positions at other financial institutions similarly organized and of comparable size and complexity. Executive shall report directly to the Chief Executive Officer of Bank.

(b)  Full-Time Status. In addition to the duties and responsibilities specifically assigned to Executive pursuant to Section 2(a), Executive shall:

(i)  subject to Section 2(c), during regular business hours, devote substantially all of Executive’s time, energy, attention, and skills to the performance of the duties and responsibilities of Executive’s employment (reasonable vacations, approved leaves of absence, and reasonable absences due to illness excepted) and faithfully and industriously perform such duties and responsibilities;

(ii)  diligently follow and implement all reasonable and lawful policies and decisions communicated to Executive by the Board or the Chief Executive Officer of Bank and act in accordance with the charter, bylaws, policies, and procedures of Bank; and

(iii)  timely prepare and provide to the Board and the Chief Executive Officer of Bank all reasonable and lawful reports and accountings as may be reasonably requested of Executive.

(c)  Permitted Activities. Executive shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, provided that, as long as the following activities do not interfere with Executive’s obligations to Bank, this Section 2(c) shall not be construed as preventing Executive from:

(i)  investing Executive’s personal assets in any manner which will not require any services on the part of Executive in the operation or affairs of the subject entity and in which Executive’s participation is solely that of a passive investor, provided that such investment activity following the Effective Date shall not result in Executive owning beneficially at any time 2% or more of any class of equity securities of any Competing Business;

(ii)  participating in the activities of civic and professional organizations and associations, attending and participating in banking industry or professional development conferences, authoring or publishing papers or books, or teaching, provided that the Chief Executive Officer of Bank may direct Executive in writing to cease any such activities in the event the Chief Executive Officer of Bank reasonably determines that Executive continuing the activities would not be in the best interests of Bank or any one or more Affiliates of Bank; or

(iii)  serving on the boards of directors of other companies, provided that such board service has been approved by the Board, which approval will not be unreasonably withheld.

3.  Term. The term of this Agreement (the “Term”) shall commence on and as of the Effective Date and, unless this Agreement is sooner terminated in accordance with its terms, shall end at the close of business on December 31, 2026, at which time this Agreement will terminate.

4.  Compensation. During the Term of this Agreement, Bank shall compensate Executive as follows:

(a)  Base Salary. Executive shall be compensated at a base annual rate of $275,000 per year (the “Base Salary”). Such Base Salary will be payable bi-weekly and subject to customary withholdings and deductions. Executive’s Base Salary will be reviewed at least annually for adjustment.

(b)  Cash Incentive Compensation. Executive shall be eligible to participate in the annual cash incentive or bonus plans or programs of Company or Bank in which other executive officers participate, all or some of which may be tied to annual performance metrics established by the Board or the Company Board. Any cash incentive or bonus compensation (“Cash Incentive Compensation”) earned by Executive shall be payable not later than March 15th of the calendar year following the calendar year in which the applicable substantial risk of forfeiture lapses, and otherwise in accordance with Bank’s normal practices for the payment of short-term incentives. Executive’s 2026 target annual Cash Incentive Compensation will be 10% of Base Salary, and this target will be reviewed at least annually for adjustment. Executive’s actual Cash Incentive Compensation will be based on actual achievement of applicable performance metrics. The payment of any such Cash Incentive Compensation shall be subject to and conditioned on Executive being employed by Bank on December 31st of the year in which the same is earned (except as set forth in Section 5(f) in the case of the death or Disability of Executive), Executive’s employment with Bank having not been terminated by Bank for Cause prior to the payment of such Cash Incentive Compensation, and the receipt of any approvals or no-objections required from or by any regulatory agency or authority having jurisdiction over Company or Bank. The Parties acknowledge that Executive may not be eligible to receive, or Bank may not be permitted to pay, Cash Incentive Compensation if Company or Bank is subject to restrictions imposed by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (the “FDIC”), the Tennessee Department of Financial Institutions, or any other regulatory agency or authority, or if Bank is otherwise restricted from paying Cash Incentive Compensation under applicable law, rule, or regulation.

(c)  Automobile. Bank shall provide Executive a Bank-owned or Bank-leased automobile reasonably satisfactory to Executive for use by Executive. Executive’s use of such automobile will be subject to all motor vehicle policies that Bank may adopt from time to time.

(d)  Business Expenses. Subject to the reimbursement policies of Bank in effect from time to time, Bank will reimburse Executive for reasonable business expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, including without limitation reasonable business travel and entertainment expenses incurred while acting at the request of or in service of Bank; provided, however, that, as a condition to any such reimbursement, Executive shall submit verification of the nature and amount of such expenses in accordance with Bank’s reimbursement policies.

(e)  Paid Leave. Executive shall be entitled to 25 days of paid leave per calendar year, all of which paid leave will accrue on January 1 of each year. To the extent not inconsistent with this Agreement, Executive’s paid leave, including Executive’s use of the same and the payout of accrued paid leave upon separation from employment, shall be subject to the terms of Bank’s employee handbook and any paid leave policy of Bank in effect from time to time.

(f)  Other Benefits. In addition to the benefits specifically described in this Agreement, Executive shall also be eligible to participate in such other benefits as may be made available by Bank from time to time to executive officers and/or employees of Bank generally, including, by way of example only, retirement plan and health, dental, vision, life, and disability insurance benefits. All such benefits will be made available and administered in accordance with the terms of any applicable written benefit plans or, if no written plan exists, Bank’s standard policies and practices relating to such benefits.

(g)  Claw Back of Compensation. Any compensation received by Executive will be subject to Company’s Incentive-Based Compensation Recovery Policy, as amended and restated from time to time, and shall also be subject to cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any other applicable Company clawback or recoupment, or similar, policy or any applicable law, rule, or regulation (including, for the avoidance of doubt, any applicable stock exchange rules), in each case as may be in effect from time to time.

(h)  No Representations. Executive acknowledges that Bank makes no representations with respect to the tax consequences to Executive of any of the compensation or benefits provided for under this Section 4 or elsewhere in this Agreement.

5.  Termination of Employment.

(a)  Termination by Bank. During the Term, Executive’s employment may be terminated by Bank:

(i)  at any time for Cause, provided that, before Executive’s employment can be terminated for Cause, the Board, by vote of a majority of all of its members (other than Executive if Executive is then a member), must have adopted, in good faith, resolution(s) finding that there exists Cause for the termination of Executive’s employment.

(ii)  at any time without Cause, in which event Bank shall, subject to Section 28, pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit in an amount equal to one times the sum of (A) Executive’s Base Salary as of the date of termination of Executive’s employment plus (B) the average of Executive’s Cash Incentive Compensation for the two calendar years immediately preceding the calendar year in which the termination of employment occurs (the “Standard Severance Amount”), such Standard Severance Amount to be payable, at the option of Bank and to the extent permitted by Section 409A of the Code, either in one lump sum within 60 days after the date of termination of Executive’s employment or in 26 equal bi-weekly installments in accordance with Bank’s normal payroll practices, beginning with the first bi-weekly payroll date following the termination of Executive’s employment (provided, however, that, in the event any portion of the Standard Severance Amount constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), or to the extent Bank having such option is not permitted under Section 409A of the Code, the Standard Severance Amount shall be paid in one lump sum within 60 days after the date of termination of Executive’s employment).

(b)  Termination by Executive. During the Term, Executive’s employment may be terminated by Executive:

(i)  at any time for Good Reason, in which event Bank shall, subject to Section 28, pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Standard Severance Amount (provided that, for the avoidance of doubt, if Executive terminates for Good Reason as defined in Section 1(n)(ii), the Standard Severance Amount will be determined based on Executive’s Base Salary immediately prior to the diminution in Base Salary giving rise to termination for Good Reason), such Standard Severance Amount to be payable, at the option of Bank and to the extent permitted by Section 409A of the Code, either in one lump sum within 60 days after the date of termination of Executive’s employment or in 26 equal bi-weekly installments in accordance with Bank’s normal payroll practices, beginning with the first bi-weekly payroll date following the termination of Executive’s employment (provided, however, that, in the event any portion of the Standard Severance Amount constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), or to the extent Bank having such option is not permitted under Section 409A of the Code, the Standard Severance Amount shall be paid in one lump sum within 60 days after the date of termination of Executive’s employment).

(ii)  at any time without Good Reason, provided that Executive shall give Bank at least 60 days prior written notice of termination, all or any part of which 60-day notice period Bank may waive for no consideration by giving written notice of the same to Executive.

(c)  Termination Upon Disability. During the Term, Executive’s employment may be terminated by Bank upon the Disability of Executive.

(d)  Termination Upon Death. Executive’s employment shall terminate automatically upon the death of Executive during the Term.

(e)  Termination by Mutual Agreement. During the Term, Executive’s employment may be terminated at any time by mutual written agreement of the Parties.

(f)  Effect of Termination. Upon the termination of Executive’s employment, Bank shall have no further obligations to Executive or Executive’s estate, heirs, beneficiaries, executors, administrators, or legal or personal representatives under or with respect to this Agreement, except for the payment of any amounts earned and owing under Section 4 as of or for periods prior to the date of termination of Executive’s employment and any payment(s) required by Section 5(a)(ii), Section 5(b)(i), or Section 6; provided that, in the event of the termination of Executive’s employment due to the death or Disability of Executive, Bank shall provide to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a pro rata portion of any Cash Incentive Compensation that would have been payable to Executive, under Section 4(b), for the year in which Executive’s death or Disability occurs (prorated based on the number of days elapsed in such year through the date of termination of Executive’s employment), and such pro rata portion shall be paid not later than March 15th of the calendar year following the calendar year in which Executive’s termination of employment occurs and otherwise in accordance with Bank’s normal practices for the payment of short-term incentives.

(g)  Resignations. Upon the termination of Executive’s employment for any reason, (i) if Executive is a member of the Board or the board of directors (or similar governing body) of any Affiliate of Bank, Executive shall, at the request of Bank, resign from any or all such position(s), and (ii) Executive shall, at the request of Bank, resign from any officer position(s) held by Executive at any Affiliate of Bank, in each case with any and all such resignations to be effective not later than the date on which Executive’s employment is terminated unless a later effective date is agreed to by Bank.

6.  Change in Control.

(a)  If within six months prior to or within 12 months following a Change in Control Bank (or any successor to Bank) terminates Executive’s employment without Cause, Bank (or its successor) shall, subject to Section 28, pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit in an amount equal to two times the sum of (i) Executive’s Base Salary as of the date of termination plus (ii) the average of Executive’s Cash Incentive Compensation for the two calendar years immediately preceding the calendar year in which the termination of employment occurs (the “Change in Control Severance Amount”), said Change in Control Severance Amount to be payable in one lump sum within 60 days after the date of termination of Executive’s employment; provided that, in the event such 60-day period spans two calendar years, the Change in Control Severance Amount shall not be payable under this Section 6(a) until the second calendar year. The compensation provided for in this Section 6(a) is, in the context of a Change in Control, intended to be in lieu of the compensation provided for in Section 5(a)(ii) and, if Executive becomes entitled to the compensation provided for in this Section 6(a), Executive will not also be entitled to the compensation provided for in Section 5(a)(ii) and any compensation previously paid to Executive under Section 5(a)(ii) will be credited against the amount payable to Executive under this Section 6(a).

(b)  If within six months prior to or 12 months following a Change in Control Executive terminates Executive’s employment with Bank (or its successor) for Good Reason, Bank (or its successor) shall, subject to Section 28, pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Change in Control Severance Amount (provided that, for the avoidance of doubt, if Executive terminates for Good Reason as defined in Section 1(n)(ii), the Change in Control Severance Amount will be determined based on Executive’s Base Salary immediately prior to the diminution in Base Salary giving rise to termination for Good Reason), in one lump sum within 60 days after the date of termination of Executive’s employment, provided that, in the event such 60-day period spans two calendar years, the Change in Control Severance Amount shall not be payable under this Section 6(b) until the second calendar year. The compensation provided for in this Section 6(b) is, in the context of a Change in Control, intended to be in lieu of the compensation provided for in Section 5(b)(i) and, if Executive becomes entitled to the compensation provided for in this Section 6(b), Executive will not also be entitled to the compensation provided for in Section 5(b)(i) and any compensation previously paid to Executive under Section 5(b)(i) will be credited against the amount payable to Executive under this Section 6(b).

7.  Confidential Information.

(a)  Executive understands and acknowledges that, during the course of Executive’s employment with Bank, Executive has had and will continue to have access to, and has learned and will continue to learn of and about, Confidential Information. Executive acknowledges and agrees that all Confidential Information of Bank or its Affiliates that Executive accesses, receives, learns of, or develops, or previously has accessed, received, learned of, or developed, while employed by Bank shall be and will remain the sole and exclusive property of Bank and its Affiliates.

(b)  Executive understands and acknowledges that Bank and its Affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, building a customer base, generating customer and potential customer lists and leads, training their employees, and generally improving their offerings in the field of banking and financial services. Executive understands and acknowledges that, as a result of these efforts, Bank and its Affiliates have created and continue to create and use Confidential Information, including highly confidential customer and prospective customer information, the confidentiality of which Bank goes to great lengths and expends significant resources to maintain, and that the Confidential Information provides Bank and its Affiliates with a competitive advantage over others in the marketplace. Executive also acknowledges and agrees that Executive is being provided and entrusted with access to Bank’s customer and employee relationships and goodwill, that Bank would not provide Executive access to Confidential Information or Bank’s customer or employee relationships or goodwill in the absence of Executive’s execution of and compliance with this Agreement, and that Bank’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of Bank and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(c)  Executive covenants and agrees (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, communicate, or make available Confidential Information, or allow it to be disclosed, communicated, or made available, in whole or in part, to any person (including other employees of Bank or its Affiliates) not having a need to know and the authority to know and use the Confidential Information in connection with the Business of Employer; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources (printed, electronic, or in any other form or medium) containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Bank or its Affiliates, except as required in the performance by Executive of Executive’s authorized employment duties.

(d)  Nothing in this Agreement shall be construed or enforced to prevent disclosure of Confidential Information to the extent disclosure is required by applicable law, rule, or regulation or pursuant to the valid order of a court of competent jurisdiction or government agency, provided that the disclosure does not exceed that in fact required by such law, rule, regulation, or order, and, provided further, that, unless prohibited by law, rule, regulation, or order, Executive shall promptly provide Bank written notice of any such required disclosure of Confidential Information. Additionally, nothing in this Agreement shall prohibit or restrict Executive (or any attorney for Executive) from (i) initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding that may be conducted by any government agency, regulatory authority, or self-regulatory organization, including the United States Securities and Exchange Commission and the Financial Industry Regulatory Authority, or (ii) reporting possible violations of federal, state, or local law or regulation to any government agency or regulatory authority or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Executive shall not need the prior authorization of Bank to make any such reports or disclosures and shall not be required to notify Bank that Executive has made such reports or disclosures.

(e)  Notwithstanding any other provision of this Agreement:

(i)  Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and

(ii)  If Executive files a lawsuit for retaliation by Bank for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.

(f)  Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence, or shall be deemed to have commenced, immediately upon Executive first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and after Executive’s employment by Bank until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or a breach by any person acting in concert with, at the direction of, or on behalf of Executive.

(g)  At any time upon request by Bank, and in any event upon the termination of Executive’s employment with Bank, Executive will promptly deliver to Bank all property of Bank or its Affiliates, including without limitation all Confidential Information, vehicles, keys, access cards, credit cards, identification cards, equipment, computers, tablets, and mobile and other electronic devices, then in Executive’s possession or control.

8.  Restrictive Covenants.

(a)  Non-Competition. Executive agrees that, during the Term and, following the termination of Executive’s employment with Bank, for the duration of the Post-Termination Period, Executive will not (except on behalf of or with the prior written consent of Bank) (i) either directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, engage in any business, activity, enterprise, or venture competitive with the Business of Employer; (ii) either directly or indirectly, perform for any Competing Business any services that are the same as, or substantially similar to, the services Executive performs or performed for Bank; (iii) accept employment with or be employed by any person engaged in any business, activity, enterprise, or venture competitive with the Business of Employer; or (iv) work for or with, consult for, or otherwise be affiliated with or be employed by any person or group of persons proposing to establish a new bank or other financial institution; provided that during the Post-Termination Period these restrictions shall only apply within the Restricted Area.

(b)  Non-Solicitation of Customers. Executive agrees that, during the Term and, following the termination of Executive’s employment with Bank, for the duration of the Post-Termination Period, Executive will not directly or indirectly (except on behalf of or with the prior written consent of Bank), on Executive’s own behalf or in the service of or on behalf of others, solicit or contact or attempt to solicit or contact (by mail, email, courier, facsimile, telephone, instant or text message, social media, or otherwise), or meet with (in person, via video conference, or otherwise), any customer of Bank or any Affiliate of Bank for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by Bank or any Affiliate of Bank.

(c)  Non-Solicitation of Employees. Executive agrees that, during the Term and, following the termination of Executive’s employment with Bank, for the duration of the Post-Termination Period, Executive will not directly or indirectly (except on behalf of or with the prior written consent of Bank), on Executive’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any employee of Bank or any Affiliate of Bank, or otherwise induce or attempt to induce any such employee to terminate his or her employment with Bank or any Affiliate of Bank, regardless of whether the employee is a full-time, part-time, or temporary employee of Bank or an Affiliate of Bank or the employee’s employment is pursuant to a written agreement, for a determined period, or at will.

(d)  Non-Disparagement. Executive agrees that, both during the Term and following the termination of Executive’s employment with Bank, Executive will not make any disparaging statements or remarks (written or oral) about Bank or any Affiliate of Bank or any of their respective officers, directors, employees, shareholders, agents, or representatives; provided that nothing in this Agreement prohibits communications necessary to respond to lawful inquiries by government or regulatory agencies, to defend against legal claims or litigation of any kind, or to enforce the terms of this Agreement.

(e)  Modification; No Hardship. The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on Executive to those necessary to protect Bank from inevitable disclosure of Confidential Information and unfair competition. The Parties agree that, if the scope or enforceability of this Agreement, or any provision hereof, is in any way disputed at any time and a court or other trier of fact determines that the scope of any provision contained in this Agreement is overbroad, then such court or other trier of fact may modify the scope of such provision so that it is enforceable to the greatest extent permitted by applicable law. Executive acknowledges and agrees that, in the event Executive’s employment with Bank terminates, Executive possesses marketable skills and abilities that will enable Executive to find suitable employment without violating the covenants set forth in this Agreement.

(f)  Tolling. Executive agrees that, in the event Executive breaches this Section 8, the Post-Termination Period shall be tolled during, and therefore extended by, the period of such breach.

(g)  Remedies. Executive agrees that the covenants contained in Section 7 and Section 8 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, legitimate interests, and assets of Bank and its Affiliates; and that irreparable loss and damage will be suffered by Bank and its Affiliates should Executive breach any of such covenants. Therefore, Executive agrees and consents that, in addition to all other remedies provided by or available at law or in equity, Bank shall be entitled to seek a temporary restraining order and temporary and permanent injunctions to prevent breaches or contemplated or threatened breaches of any of the covenants contained in Section 7 or Section 8 and that, in such event, Bank shall not be required to post a bond. Bank and Executive agree that all remedies available to Bank shall be cumulative.

9.  Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, rule, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, rule, regulation, or public policy.

10.  No Set-Off by Executive. The existence of any claim, demand, action, or cause of action by Executive against Bank or any Affiliate of Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Bank of any of its rights under this Agreement.

11.  Notices. All notices and other communications required or permitted under or pertaining to this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier, or mailed by first class United States Mail, return receipt requested, to the recipient at the address below indicated:

If to Bank:	If to Executive:

Commercial Bank	to Executive, personally, at the address for
Post Office Box 400	Executive appearing in the records of Bank
6710 Cumberland Gap Parkway
Harrogate, Tennessee 37752
Attention: Chief Executive Officer

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices and other communications shall be effective (a) when personally delivered to the Party to be notified, (b) two business days after deposit with an overnight courier, addressed to the Party to be notified as set forth above, or (c) four business days after deposit in the United States Mail, first class, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (and in the event of a general discontinuance of postal service, notices and other communications will be effective upon receipt), and addressed to the Party to be notified as set forth above.

12.  Assignment. Bank may assign this Agreement and its rights hereunder and may delegate its duties and obligations under this Agreement, in each case without notice to or the consent of Executive, in connection with a Change in Control. This Agreement is a personal contract, and neither this Agreement nor the rights, interest, duties, or obligations of Executive hereunder may be assigned or delegated by Executive. Subject to the preceding provisions of this Section 12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.  Waiver. A waiver by a Party of any provision of this Agreement or of any breach of this Agreement by any other Party shall not be effective unless set forth in a written instrument signed by the Party granting such waiver, and no such waiver shall operate or be construed as a waiver of the same or any other provision or breach on any other occasion.

14.  Mediation. Except with respect to Section 7 and Section 8, in the event of any dispute arising out of or relating to this Agreement or a breach hereof, which dispute cannot be settled through direct discussions between the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by non-binding, confidential mediation in Claiborne County, Tennessee before resorting to any other process for resolving the dispute.

15.  Applicable Law and Choice of Forum. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any litigation, suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the United States District Court for the Eastern District of Tennessee, Northern Division, or the courts of the State of Tennessee sitting in Knox County, Tennessee, and each Party irrevocably submits to the exclusive jurisdiction of and venue in such courts and waives any objection it might otherwise have to the jurisdiction of or venue in such courts.

16.  Interpretation. Words used herein denoting one gender shall include all genders. Words used herein denoting the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect. The Parties agree that, because they have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any of the Parties.

17.  Entire Agreement; No Duplication of Benefits.

(a)  This Agreement embodies the entire and final, integrated agreement of the Parties on the subject matter stated in this Agreement and supersedes all prior understandings and agreements (oral and written) of the Parties relating to the subject matter of this Agreement. Without limiting the foregoing, the Parties agree that the certain Executive Employment Agreement dated May 1, 2012, by and between Bank and Executive (the “2012 Agreement”) is terminated and superseded by this Agreement as of the Effective Date and that, as of and after the Effective Date, (i) the 2012 Agreement shall have no further force or effect whatsoever and (ii) notwithstanding any provision of the 2012 Agreement to the contrary, neither Bank nor Executive shall have any further or continuing rights, duties, obligations, or liability of any kind or nature under the 2012 Agreement. Notwithstanding the foregoing, this Section 17(a) shall not relieve or release Bank or Executive from any liability or damages arising from a breach by Bank or Executive of the 2012 Agreement prior to the Effective Date.

(b)  No amendment or supplement to or modification of this Agreement shall be valid or binding upon any Party unless the same is set forth in a written instrument signed by all Parties.

(c)  The severance payments and benefits provided for in this Agreement shall be in lieu of any payments or benefits pursuant any general severance policy or other severance plan maintained by Bank for the benefit of its employees generally.

18.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy or counterpart of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original manually signed copy thereof.

19.  Rights of Third Parties. Nothing herein expressed is intended, or shall be construed, to confer upon or give to any person, other than the Parties hereto and, as applicable, their respective estates, heirs, beneficiaries, successors, and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that the Parties agree that the Affiliates of Bank are intended third party beneficiaries of this Agreement and are entitled to enforce any rights hereunder for their benefit.

20.  Legal Fees. In the event of any claim, action, suit, or proceeding arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party may be entitled at law or in equity.

21.  Survival. The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent and for such time as necessary to carry out fully the purposes and intent of this Agreement.

22.  Executive Representations. Executive represents and warrants to Bank that, during the Term, neither Executive’s employment with Bank nor Executive’s performance of Executive’s duties and responsibilities under this Agreement will conflict with or result in a breach or violation of or a default under any contract, covenant, or agreement (including without limitation any non-solicitation, non-competition, or other similar contract, covenant, or agreement) or order, judgment, or decree to which Executive is a party or subject or by which Executive is bound. Executive acknowledges and affirms that Executive has executed this Agreement voluntarily, has read this Agreement carefully, and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that Executive has not been pressured or in any way coerced, threatened, or intimidated into signing this Agreement.

23.  Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all benefits and payments provided under this Agreement by Bank to Executive:

(a) The payment (or commencement of a series of payments) hereunder of any non-qualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a Separation from Service, at which time such non-qualified deferred compensation (calculated as of the date of Executive’s termination of employment) shall be paid (or commence to be paid) to Executive as set forth in this Agreement as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s Separation from Service.

(b) If Executive is a specified employee (as determined by Bank in accordance with Section 409A of the Code and Treasury Regulations § 1.409A-3(i)(2)) as of Executive’s Separation from Service with Bank, and if any payment, benefit, or entitlement provided for in this Agreement or otherwise both (i) constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code) and (ii) cannot be paid or provided in a manner otherwise expressly provided for without subjecting Executive to additional tax or interest (or both) under Section 409A of the Code, then any such payment, benefit, or entitlement that is payable during the first six months following the Separation from Service shall be paid or provided to Executive in a lump sum cash payment to be made on the earlier of (A) Executive’s death and (B) the first business day of the seventh month immediately following Executive’s Separation from Service.

(c) Any payment or benefit paid or provided under this Agreement due to a Separation from Service that is exempt from Section 409A of the Code pursuant to Treasury Regulations § 1.409A-1(b)(9)(v) will be paid or provided to Executive only to the extent that expenses are not incurred or benefits are not provided beyond the last day of Executive’s second taxable year following Executive’s taxable year in which the Separation from Service occurs, provided that Bank reimburses such expenses no later than the last day of the third taxable year following Executive’s taxable year in which Executive’s Separation from Service occurs.

(d) It is the intent of the Parties that the payments, benefits, and entitlements to which Executive could become entitled in connection with Executive’s employment under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder, and, accordingly, this Agreement will be interpreted to be consistent with such intent. For purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code.

(e) Although the payments and benefits provided for hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Section 409A of the Code, in no event whatsoever will Bank be liable for any additional tax, interest, or penalties that may be imposed on Executive under or as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding or other obligations applicable to employers, if any, under Section 409A of the Code).

(f) No deferred compensation payments provided for under this Agreement shall be accelerated to Executive, except as permitted by Treasury Regulations § 1.409A-3(j)(4).

(g) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless permitted by Section 409A of the Code.

(h) All expenses described in this Agreement as eligible for reimbursement must be incurred by Executive during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by Bank to Executive must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits shall be subject to liquidation or exchange for other benefits.

24.  Code Section 280G.

(a)  In the event that it is determined that any payment or benefit to be made or provided to or for the benefit of Executive, whether pursuant to this Agreement or otherwise (all such payments and benefits, “Covered Payments”), would constitute a “parachute payment” within the meaning of Section 280G of the Code (or any successor provision thereto) and would, but for this Section 25(a), be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”), then prior to any Covered Payments being made or provided a calculation shall be performed comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are reduced to the minimum extent necessary to avoid the Covered Payments being subject to the Excise Tax. If the amount calculated under clause (i) above is less than the amount calculated under clause (ii) above, the Covered Payments will be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. The term “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction of Covered Payments pursuant to this Section 24(a) will be made in a manner determined by Bank that is consistent with the requirements of Section 409A of the Code.

(b)  All determinations and calculations under this Section 24 shall be made by an independent regional or national accounting firm or independent tax counsel selected by Bank (the “Determination Firm”). All determinations and calculations of the Determination Firm shall be conclusive and binding on the Parties for all purposes. For purposes of making the determinations and calculations required by this Section 24, the Determination Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Parties shall furnish the Determination Firm with such documents and information as the Determination Firm may reasonably request in order to make any determinations and calculations necessitated by this Section 24. The fees and expenses of the Determination Firm shall be borne by Bank.

25.  Tax Withholding. Bank may deduct and withhold from any amounts payable under this Agreement all federal, state, local, or other taxes Bank is required to deduct or withhold pursuant to applicable law, rule, regulation, or ruling.

26.  Regulatory Restrictions. The Parties expressly acknowledge and agree that their rights and obligations under this Agreement will be subject to such conditions, restrictions, and limitations as may from time to time be imposed by applicable federal or state banking laws, rules, or regulations or the policies, orders, or directives of federal or state bank or bank holding company regulatory agencies. Without limiting the foregoing, no payment shall be made to Executive, pursuant to this Agreement or otherwise, if such payment would be in contravention of the requirements of Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) or Part 359 of the FDIC’s Rules and Regulations (12 C.F.R. Part 359), and Bank shall have no obligation to petition the FDIC, or any other regulatory agency or authority, for its consent or concurrence for any payment to Executive under Section 18(k) of the Federal Deposit Insurance Act or Part 359 of the FDIC’s Rules and Regulations.

27.  Right to Contact. Executive agrees that Bank shall have the right to contact any new employer, or potential employer, of Executive and apprise such person of Executive’s responsibilities and obligations owed under this Agreement.

28.  Separation Pay Conditions.

(a)  The obligation of Bank (or its successor) to pay, and the right of Executive to receive, the Standard Severance Amount under Section 5.1(a)(ii) or Section 5.2(b)(i), or the Change in Control Severance Amount under Section 6(a) or Section 6(b), shall be conditioned on and subject to Executive, within 50 days after the date of termination of Executive’s employment, executing and delivering to Bank (or its successor) a separation agreement in such form as provided by Bank (or its successor) and such separation agreement becoming fully effective and irrevocable within 60 days after the date of termination of Executive’s employment.

(b)  Additionally, as a condition to Bank’s obligation to pay, and Executive’s right to receive or retain, the Standard Severance Amount under Section 5.1(a)(ii) or Section 5.2(b)(i), (i) Executive must comply with all post-employment obligations set forth in this Agreement (including without limitation Executive’s obligations under Section 7 and Section 8) and (ii) Bank (by written notice to Executive at the time of, or within five days after, the termination of Executive’s employment) shall have the right to require Executive to, for a period of up to three months following the termination of Executive’s employment, be reasonably available during normal business hours to from time to time assist Bank with the transition of Executive’s duties and responsibilities.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

BANK:	COMMERCIAL BANK

By:
Terry L. Lee
President and Chief Executive Officer

EXECUTIVE:

Richard C. Sprinkle, Jr.

(Signature Page to Sprinkle Employment Agreement)